Issuer Free Writing Prospectus, dated September 11, 2014

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated September 11, 2014 and

Registration Statement No. 333-181185

FOR IMMEDIATE RELEASE

September 11, 2014

For more information contact:

Scott Estes (419) 247-2800

Scott Brinker (419) 247-2800

HEALTH CARE REIT ANNOUNCES ANTICIPATED SECOND HALF 2014 ACQUISITION PIPELINE OF APPROXIMATELY $1.7 BILLION

Toledo, Ohio, September 11, 2014…Health Care REIT, Inc. (NYSE:HCN) announced today that, based on acquisitions closed thus far in the third quarter and potential acquisitions for which HCN has signed a letter of intent or other customary preliminary documentation, HCN anticipates acquiring approximately $1.7 billion of properties in the second half of 2014. The aggregate anticipated acquisition amount includes the previously announced approximately $950 million HealthLease Properties REIT acquisition and $257 million Gracewell acquisition with Sunrise Senior Living and $535 million of expected future acquisitions. HCN expects the aggregate acquisitions to include approximately $597 million of post-acute and long-term care properties, $468 million of seniors housing triple-net lease properties, $371 million of seniors housing operating properties and $306 million of medical office properties.

Demonstrating the success of HCN’s relationship investing approach, approximately 71% of these acquisitions, excluding HealthLease, are expected to involve existing portfolio partners including Sunrise, Genesis HealthCare, Senior Resource Group and Avery Healthcare. The aggregate anticipated acquisition amount includes approximately $236 million of secured debt that HCN expects to assume at an average annual interest rate of 4.5%.

All currency references are in U.S. dollars and, where applicable, based upon the exchange rate of GBP to USD of 1.00:1.68 or CAD to USD of 1.087:1.00. Certain amounts are reflected at HCN’s expected pro rata investment for unconsolidated joint venture investments. All amounts reported in this announcement are preliminary estimates, are subject to downward or upward adjustment, are subject to changes in currency exchange rates, and are subject to change. HCN’s anticipated property transactions are in various stages of completion and some or all of them may not be completed on currently anticipated terms, or within currently anticipated timeframes, or at all. The completion of the anticipated property transactions is subject to the satisfaction of various conditions.

About Health Care REIT, Inc.

HCN, an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of June 30, 2014, the company’s broadly diversified portfolio consisted of 1,224 properties in 46 states, the United Kingdom and Canada.

Forward-Looking Statements and Risk Factors

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may”, “will”, “intend”, “should”, “believe”, “expect”, “anticipate”, “project”, “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to the company’s opportunities to acquire, develop or sell properties and the company’s ability to close its anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the company’s actual results to differ materially from the company’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to, the satisfaction of closing conditions to the anticipated acquisitions, including, as applicable, the receipt of health care licenses, regulatory approvals and lender consents; the respective parties’ performance of their obligations under the acquisition agreements; unanticipated difficulties and/or expenditures relating to the anticipated acquisitions; competition within the health care and seniors housing industries; cooperation of joint venture partners; and negative developments in the operating results or financial condition of operators/tenants, including their ability to pay rent. Additional factors are discussed in the company’s Annual Report on Form 10-K and in its other reports filed from time to time with the Securities and Exchange Commission. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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The issuer has filed a registration statement (including a prospectus) and a related preliminary prospectus supplement dated September 11, 2014 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or RBC Capital Markets, LLC toll-free at 1-877-822-4089.